Exhibit 2.1

(Translation)

SHARE HANDLING REGULATIONS

ADVANTEST CORPORATION

SHARE HANDLING REGULATIONS

CHAPTER I. GENERAL PROVISIONS

Article 1.    (Purpose)

Denominations of share certificate, registration of transfer, fees therefor and other matters concerning handling of shares of the Company shall be governed by these Regulations pursuant to Article 9 of the Articles of Incorporation; provided, however, that handling concerning the beneficial shareholders shall be governed by rules established by Japan Securities Depository Center, Inc (hereinafter called “JASDEC”) in addition to these Regulations.

Article 2.    (Transfer Agent)

1.	The transfer agent of the Company, the handling office and liaison offices thereof shall be as follows:

Transfer Agent:

Tokyo Securities Transfer Agent Co., Ltd.

5-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Handling Office:

The head office of Tokyo Securities Transfer Agent Co., Ltd.

5-1, Marunouchi 1-chome, Chiyoda-ku, Tokyo

Liaison Offices:

All and any business offices and liaison offices of

Tokyo Securities Transfer Agent Co., Ltd.

2.	Procedures under these Regulations and those for request or notification, etc. concerning the business which the Company has entrusted to the transfer agent shall be addressed to the transfer agent.

Article 3.    (Denominations of Share Certificates)

1.	The denominations of share certificates to be issued by the Company shall be one hundred (100) shares, five hundred (500) shares, one thousand (1,000) shares, ten thousand (10,000) shares, fifty thousand (50,000) shares and one hundred thousand (100,000) shares. Proved, however, that the Company may issue a share certificate representing any number of shares less than one hundred (100) shares.

2.	Any shareholder may not request for issuance of share certificate for shares constituting less than one full unit except in case of reissuance required under Articles 21 and 24.

3.	With respect to the newly issued shares constituting less than one full unit, the entry into the Shareholders’ Register or the Beneficial Shareholder’s Register shall be notified by notice of issuance of the shares constituting less than one full unit, etc.

Article 4.    (Request, Notification, Etc.)

1.	All requests, notifications, reports or applications under these Regulations shall be made in the form prescribed by the Company, and shall bear the seal impression notified in accordance with the provisions of Article 14.

2.	In case that a request, notification, report or application under these Regulations is made by an attorney-in-fact, a document evidencing the authority thereof or, if such request, notification, report or application requires a consent of a curator or an assistant, a document evidencing such consent, shall be submitted.

3.	In connection with a request, notification, report or application under the preceding two paragraphs, the Company may request submission of a certificate, a letter of undertaking, a letter of guarantee, or any other document when it may deem necessary.

CHAPTER II. TRANSFER OF SHARES ETC.

Article 5.    (Registration of Transfer)

1.	The request of registration of transfer of shares shall be made by submitting a written request to that effect together with the share certificates.

2.	In case that any person who has acquired shares for any reason other than assignment requests registration of transfer of shares, a document evidencing such acquisition shall be submitted if requested by the Company.

Article 6.    (Registration of Transfer Where Specially Provided for by Laws and Ordinances)

In case that any special procedure is required for the transfer of shares by laws and ordinances, a written request therefor shall be submitted together with the share certificates and a document evidencing the completion of such procedure.

Article 7.    (Registration on the Beneficial Shareholders’ Register in writing or digitally)

The registration on Beneficial Shareholders’ Register in writing or digitally shall be made in accordance with the notice concerning the beneficial shareholder from the JASDEC and Certificate of Beneficial Shareholder.

Article 8.    (Certificate of Beneficial Shareholder)

The beneficial shareholder shall submit Certificate of Beneficial Shareholder through participant.

Article 9.    (Sum up)

In case that shareholder registered on the Shareholders’ Register in writing or digitally, and the beneficial shareholder registered on the Beneficial Shareholder’ Register in writing or digitally, are recognized as the identical person in the name and address, the number of shares of both Register shall be aggregated for the execution of the rights entitled to such shareholder.

CHAPTER III.    PLEDGE AND TRUST

Article 10.     (Registration or Cancellation of Pledge)

The request for the registration, change or cancellation of pledge with respect to shares shall be made by submitting a written request to that effect which shall be jointly signed by the pledger and the pledgee together with the share certificates.

Article 11.    (Indication or Cancellation of Trust Property)

The request for the indication of trust property or cancellation thereof with respect to shares shall be made by the truster or the trustee by submitting a written request to that effect together with the share certificates.

CHAPTER IV.    NON-POSSESSION OF SHARE CERTIFICATE

Article 12.    (Application for Non-Possession of Share Certificate)

1.	The application for the non-possession of share certificates shall be made by submitting a written application to that effect together with the share certificates if the share certificates have been already issued.

2.	As to newly issued share certificates, a written application to that effect shall be submitted.

3.	In case that the application as set forth in Paragraph 1 above has been made, the Company shall treat such share certificates as unissued.

Article 13.    (Request for Issuance of Non-Possessed Share Certificate)

1.	In case that the shareholder who has applied for the non-possession of share certificates requests the issuance thereof, he shall submit a written request to that effect; provided, however, that issuance of share certificates for shares constituting less than one full unit shall not be permitted.

2.	In the case as set forth in the preceding paragraph, the Company may request the submission of the Receipt of the Application for Non-Possession of Share Certificates or an alternative certificate (letter of undertaking) and the Receipt of Share Certificates, which the Company previously delivered

CHAPTER V.    REPORTS

Article 14.    (Report of Name, Address and Seal Impression of Shareholders, etc.)

1.	The shareholder, the beneficial shareholder and the registered pledgee or their legal representatives shall report their names, addresses and seal impressions; provided, however, that foreigners may substitute a specimen signature for a seal impression.

2.	Any change of the items reported as provided for in the preceding paragraph shall be reported.

Article 15.    (Report of Place to Receive Notice of Shareholders, etc., Residing Abroad)

1.	The shareholder, the beneficial shareholder and the registered pledgee or their legal representatives who reside in foreign countries shall, in addition to a report as provided for in the preceding article appoint and report either their standing agents or places to receive notices in Japan.

2.	The provisions of Article 14 shall apply mutatis mutandis to standing agents.

Article 16.    (Representative of Corporation)

1.	In case that the shareholder or the beneficial shareholder is a corporation, the representative thereof shall be reported.

2.	Should the representative be changed, the report thereof shall be submitted together with an extract copy of the Commercial Registration.

Article 17.    (Representative for Co-owned Shares)

In case that the shareholder is a voluntary organization or the shareholder who co-owns the shares, then such shareholder shall designate a representative and report the Company thereof submitting the report signed by all co-owners and the share certificates, if issues. In the case of a change of the representative, the same shall apply.

Article 18.    (Change of Indication on Shareholders’ Register, Beneficial Shareholders’ Register and Share Certificate)

In case that the indication on the Shareholders’ Register, the Beneficial Shareholders’ Register and share certificates is to be changed for the reasons set forth below, a written report of such change shall be submitted together with the share certificates and a document evidencing the relevant fact; provided, however, that the submission of share certificate is not required should the share certificates have not been issued or in case of change of indication on Beneficial shareholders’ Register:

(1)	Change of a family name or a given name;
(2)	Appointment, change or release of a legal representative, including a person with parental authority, a guardian, etc.;
(3)	Change of a trade name, corporate name, or that of a voluntary organization; and
(4)	Change of corporate organization.

Article 19.    (Exception in Case of Reports by Beneficial Shareholder)

In case that the beneficial shareholder reports as prescribed in this Chapter, the beneficial shareholder shall report through the participant; provided, however, that in case that the beneficial shareholder report only the change of seal impression, it is not required to report through the participant.

CHAPTER VI.    REISSUANCE OF SHARE CERTIFICATES

Article 20.    (Reissuance Due to Splitting or Consolidation of Shares)

1.	In case that the issuance of new share certificates is to be requested due to splitting or consolidation of shares, a written request to that effect shall be submitted together with the share certificates.

2.	In case that the consolidation of shares constituting less than one full unit produce units of shares, then the shareholders of such shares shall have new share certificates issued for the number of shares constituting units.

3.	Certificates for shares constituting less than one full unit shall not be issued due to splitting or consolidation of shares.

Article 21.    (Reissuance Due to Defacement or Mutilation)

In case that the issuance of new share certificates is requested due to defacement or mutilation of share certificates, a written request to that effect shall be submitted together with the share certificates concerned; provided, however, that when it is difficult to judge the genuineness of the submitted share certificates, the provisions of CHAPTER VII. shall apply.

CHAPTER VII.    REISSUANCE OF SHARE CERTIFICATES DUE TO LOSS

Article 22.    (Application for Registration of Loss of Share Certificates or Cancellation Thereof)

1.	In case registration of loss of share certificates is applied for, an application form therefor shall be submitted together with a document evidencing acquisition of the share certificates concerned, a document evidencing loss thereof and a document for identification of the applicant; provided, however, that, in case a registered shareholder or registered pledgee of such lost share certificates applies for registration of such loss, only a document evidencing loss of the share certificates concerned shall be required.

2.	In case those who registered the loss of share certificates as mentioned in the preceding paragraph cancel such registration, an application form therefor shall be submitted.

Article 23.    (Application for Objection to Registration of Loss of Share Certificates)

In case objection to registration of loss of share certificates is applied for, an application form therefor shall be submitted together with the share certificates concerned and a document for identification of the applicant; provided, however, that, in case a shareholder or registered pledgee applies for objection, a document for identification of the applicant shall not be required.

Article 24.    (Reissuance Due to Lapse of Share Certificates)

In case reissuance of lapsed share certificates is requested, a request form therefor shall be submitted.

Article 25.     (Application of Provisions Concerning Reports)

In case one who registered the loss of share certificates is not a shareholder or registered pledgee of the lost share certificates and intends to change the description of the register of lost share certificates recorded in writing or digitally, the provisions of Articles 14 through 18 hereof shall be applied mutatis mutandis.

CHAPTER VIII.    PURCHASE OF SHARES CONSTITUTING LESS THAN ONE FULL UNIT

Article 26.    (Handling of Purchase)

1.	The purchase of shares constituting less than one full unit shall be handled by the transfer agent and not by the Company.

2.	In case that the beneficial shareholder requests the handling provided for in the preceding paragraph, such request shall be made through the participant and JASDEC.

Article 27.	(Purchase of Shares Constituting Less Than One Full Unit When Share Certificates Therefor Have Been Issued Previously)

The request for the purchase of shares constituting less than one full unit for which share certificate had been issued previously shall be made by submitting a written request to that effect together with the share certificates.

Article 28.    (Purchase of Shares Constituting Less Than One Full Unit When Share Certificates Therefor Have Not Been Issued)

The request for the purchase of shares constituting less than one full unit for which share certificates have not been issued shall be made in the request form prescribed by the Company and the transfer agent shall receive such request upon confirmation on the Shareholders’ Register.

Article 29.    (Effectiveness of Purchase Request of Shares Constituting Less Than One Full Unit)

1.	The request for the purchase of shares constituting less than one full unit which are made in accordance with the preceding two articles shall take effect as from the date on which the documents required therefor reach the handling office or one of the liaison offices of the transfer agent.

2.	After the request for the purchase takes effect as provided for in the preceding paragraph, such request shall not be cancelled.

Article 30.     (Purchase Price of Shares Constituting Less Than One Full Unit)

1.	The purchase price of shares constituting less than one full unit, the purchase of which has been requested in accordance with the provisions of the preceding articles, shall be equal to the amount to be obtained by multiplying the purchase price per share as provided for under Paragraph 2 below by the number of shares constituting less than one full unit the purchase of which has been requested.

2.	The purchase price per share of shares constituting less than one full unit the purchase of which has been requested shall be equal to the closing price per share at which the shares of the Company are sold on the Tokyo Stock Exchange on the day when the request for the purchase as provided for in Paragraph 1 of the preceding article is received at the handling office or one of the liaison offices of the transfer agent as set forth in Article 2 above, and should no sales transaction be performed on the shares of the Company on the said day then the price per share at which the shares of the Company are first sold at the said stock Exchange thereafter.

Article 31.    (Payment of Money Payable for Shares Less Than One Full Unit Purchased)

1.	The amount of the money payable for the shares constituting less than one full unit the purchase of which has been requested shall be paid at the place where the request for the purchase thereof is received on the sixth business day from the day when the purchase price per share is fixed as provided for under Paragraph 2 of the preceding article; provided, however, that should the purchase price per share be the price reflecting the dividend or any right such as the stock split, the payment shall be made on or before the record date or the allotment date therefor.

2.	On paying the purchase price of shares constituting less than one full unit under the preceding paragraph, the fee as set forth in Article 43 below shall be deducted.

Article 32.    (Transfer of Shares for Purchase of Shares Constituting Less Than One Full Unit)

The shares purchased in accordance with the provisions for the purchase of shares constituting less than one full unit shall transfer to the Company on the day when the transfer agent commences the payment of the purchase price thereof.

CHAPTER IX.    SALE OF SHARES CONSTITUTING LESS THAN ONE FULL UNIT

Article 33.    (Method of Request for Sale of Share)

1.	In case a shareholder or beneficial shareholder of shares constituting less than one full unit makes a request for sale (the “request for sale”) by the Company of the number of shares, which may constitute one full unit together with his/her shares constituting less than one full unit, a request form therefor shall be submitted together with his/her share certificates and the estimated amount of proceeds set forth in the immediately following article to the handling office or one of the liaison offices of the transfer agent defined in Article 2; provided, however, that, if no share certificates have been issued for his/her shares, submission of share certificates shall not be required.

2.	When a beneficial shareholder makes the request for sale referred to in the immediately preceding paragraph, such request shall be made through the participant and JASDEC.

Article 34.    (Estimated Amount of Proceeds)

1.	The estimated amount of proceeds shall be the amount calculated by the last selling price per share of the Company on the Tokyo Stock Exchange on the immediately preceding business day of the day on which the documents relating to the request for sale set forth in the preceding article arrive at the handling office or one of the liaison offices of the transfer agent (or, if no share of the Company was traded on the Tokyo Stock Exchange on that day, the last selling price per share thereon on any day immediately preceding that day) multiplied by the number of shares the sale of which has been requested, and then multiplied by 1.3 (any fraction less than one thousand yen (\1,000) resulting from such calculation being rounded up); provided, however, that the request for sale by a beneficial shareholder shall be handled in accordance with the rules prescribed by JASDEC.

2.	In the case of the request for sale set forth in the immediately preceding article, if the estimated amount of proceeds is less than the amount determined in accordance with the immediately preceding paragraph, the Company shall not handle such request.

Article 35.    (Request for Sale of Number of Shares Exceeding Number of Treasury Stock)

If an aggregate number of shares the sale of which has been requested on any one day exceeds the number of treasury stock reserved by the Company for the request for sale, no such request for sale made on that day shall become effective.

Article 36.    (Effective Date of Request for Sale)

The request for sale shall become effective as of the date on which the documents set forth in Article 33 and the estimated amount of proceeds set forth in Article 34 arrive at the handling office or one of the liaison offices of the transfer agent.

Article 37.    (Suspension Period of Request for Sale)

1.	The Company shall suspend acceptance of the request for sale during the period from the twelfth business day immediately preceding March 31 up to March 31 and the period from the twelfth business day immediately preceding September 30 up to September 30 every year.

2.	Notwithstanding the immediately preceding paragraph, the Company may establish any other period to suspend acceptance of the request for sale whenever it deems necessary.

Article 38.    (Determination of Sales Price)

1.	The sales price per share shall be the last selling price per share of the Company on the Tokyo Stock Exchange on the day on which the request for sale becomes effective; provided, however, that, if no share of the Company was traded on the Tokyo Stock Exchange on that day or that day was not a business day of the Tokyo Stock Exchange, the first selling price per share thereon immediately after that day.

2.	The sales price shall be the amount obtained by multiplying the sales price per share in the immediately preceding paragraph by the number of shares the sale of which has been requested.

3.	In case the estimated amount of proceeds set forth in Article 34 is less than the total amount of the sales price set forth in the immediately preceding paragraph and the fees set forth in Article 43 (the “proceeds”), the Company shall request that the applicant makes payment of such shortfall. In this case, if such shortfall remains unpaid for the period of five (5) business days after the day immediately following the day of the Company’s request, the relevant request for sale shall become invalid.

Article 39.    (Receipt of Proceeds)

1.	The Company shall receive the proceeds from the estimated amount of proceeds on the sixth business day after the determination date of the sales price or the actual payment date of the shortfall in paragraph 3 of the immediately preceding article; provided, however, that, if the sales price reflects the right to receive dividends or distribution of new shares by stock split or the right to subscribe for new shares, etc., the Company shall receive the sales price no later than the record date, the day immediately preceding the day when the close of the register of shareholders is commenced, or the date of allotment.

2.	The balance obtained by deducting the sales price provided for in the immediately preceding paragraph from the estimated amount of proceeds shall be refunded to the shareholder who made the relevant request for sale by transfer to the bank account designated by such shareholder or by postal money transfer.

Article 40.    (Transfer of Shares Sold)

The title to the treasury stock the sale of which has been requested shall be transferred to the shareholder or beneficial shareholder who made the relevant request for sale on the date when the Company completes the receipt of the sales price as provided for in the immediately preceding article.

Article 41.    (Delivery of Share Certificates)

The Company shall, without delay, issue the share certificates for the shares which become the shares constituting one full unit by the request for sale, and deliver such share certificates to the shareholder who made such request for sale; provided, however, this shall not apply to any request for sale by a beneficial shareholder.

CHAPTER X.    FEES

Article 42.    (Fees)

The shares of the Company shall be handled free of charge except in the cases provided below:

1.	The delivery of share certificates under Article 13 (Request for Issuance of Non-Possessed Share Certificate), Article 20 (Reissuance Due to Splitting or Consolidation of Shares, Article 21 (Reissuance Due to Defacement or Mutilation) and Article 24 (Reissuance Due to Lapse of Share Certificates):

the amount of stamp duty plus ¥50 per share certificate.

2.	The application for registration of loss of share certificates under Article 22 (Application for Registration of Loss of Share Certificates or Cancellation Thereof):

the amount equivalent to ¥10,000 per case plus the amount obtained by multiplying the number of share certificates by ¥500.

Article 43.    (Fee for Purchase or Sale of Shares Constituting Less Than One Full Unit)

The fee for the purchase or sale of shares constituting less than one full unit shall be equal to the amount obtained by proportionally dividing the brokerage fee for purchase or sale of one unit of shares of the Company at the purchase price per share determined in accordance with Paragraph 2 of Article 30 or the sales price per share determined in accordance with Paragraph 1 of Article 38, which fee shall be separately decided by the Company, by the number of shares constituting less than one full unit relating to the request for purchase or sale.

SUPPLEMENTARY PROVISIONS

Article 1.

These Regulations shall be established or amended upon the proposal of the Manager of General Affairs Department and by resolution of the Board of Directors.

Amended on June 27, 2003

Fee for Purchase or Sale of Shares Constituting Less Than One Full Unit

The amount provided for under Article 43 of the Share Handling Regulations (Fee for Purchase or Sale of Shares Constituting Less Than One Full Unit) shall be determined by calculating the amount per one unit based on the following formula, and then dividing in proportion to the number of shares constituting less than one full unit relating to the request for purchase or sale.

(Formula)

For the total amount obtained by multiplying the purchase price per share under Paragraph 2 of Article 30 or the sales price per share under Paragraph 1 of Article 38 by number of shares constituting one unit;

With respect to the amount not more than one million yen (¥1,000,000);	1.150%

With respect to the amount more than one million yen (¥1,000,000) and not more than five million yen (¥5,000,000);	0.900%

With respect to the amount more than five million yen (¥5,000,000) and not more than ten million yen (¥10,000,000);	0.700%

With respect to the amount more than ten million yen (¥10,000,000) and not more than thirty million yen (¥30,000,000);	0.575%

With respect to the amount more than thirty million yen (¥30,000,000) and not more than fifty million yen (¥50,000,000);	0.375%

(Any fraction less than one yen (¥1) resulting from the calculation above shall be disregarded.)

Provided, however, that if the amount obtained by the calculation above is less than two thousand and five hundred yen (¥2,500), the fee amount shall be two thousand and five hundred yen (¥2,500).

SUPPLEMENTARY PROVISIONS

Article 1.

The establishment or amendment of this fee for purchase shall be made upon the proposal of the Manager of General Affairs Department and adopted by resolution of the Board of Directors

Enacted on October 1, 1999

Amended October 1, 2001

Amended on April 1, 2003

Amended on June 27, 2003